Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related prospectus of Tricida, Inc. for the registration of shares of its common stock and to the incorporation by reference of our report dated March 29, 2019, with respect to the financial statements of Tricida, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Redwood City, California
April 1, 2019